Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
Dated as of June 17, 2007
between
Lexicon Pharmaceuticals, Inc.
and
Invus, L.P.

Page
ARTICLE VIII

CONDITIONS

SECTION 8.01. Conditions to the Obligations of Each Party	42
SECTION 8.02. Conditions to the Obligations of the Investor	43
SECTION 8.03. Conditions to the Obligations of the Company	44

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination	45
SECTION 9.02. Effect of Termination	46
SECTION 9.03. Amendment	46
SECTION 9.04. Waiver	46

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Survival of Representations and Warranties; Indemnification	46
SECTION 10.02. Notices	49
SECTION 10.03. Severability	50
SECTION 10.04. Entire Agreement; Assignment	50
SECTION 10.05. Parties in Interest	50
SECTION 10.06. Specific Performance	51
SECTION 10.07. Governing Law	51
SECTION 10.08. Waiver of Jury Trial	51
SECTION 10.09. Delays or Omissions	51
SECTION 10.10. Interpretation	51
SECTION 10.11. Counterparts	52

EXHIBITS

Exhibit A Form of Warrant Agreement
Exhibit B Form of Registration Rights Agreement
Exhibit C Form of Stockholders Agreement
Exhibit D Form of Certificate of Amendment to the Certificate of Incorporation
Exhibit E Form of Opinion of Counsel to Company

SCHEDULES

Company Disclosure Schedule

SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT, dated as of June 17, 2007 (this “Agreement”), among Invus, L.P., a Bermuda limited partnership (the “Investor”) and Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, in the Initial Investment (as defined herein) pursuant to the terms and conditions set forth in this Agreement, the Initial Shares (as defined herein);
     WHEREAS, the Company desires to grant to the Investor the opportunity, pursuant to the terms and conditions set forth in this Agreement, to make further investments in the Company through participation in the Rights Offerings (as defined herein) and the Investor has committed to purchase any shares of Company Common Stock offered in the Rights Offerings that are not subscribed for and purchased by other stockholders; and
     WHEREAS, concurrently with execution and delivery of this Agreement the Company will enter into a warrant agreement with the Investor in the form attached as Exhibit A (the “Warrant Agreement”), which will govern the terms of warrants to purchase an aggregate of 16,498,353 shares of Company Common Stock (the “Warrants”) to be issued by the Company to the Investor;
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company will enter into a registration rights agreement, in the form attached as Exhibit B, with the Investor with respect to the shares of Company Common Stock held from time to time by the Investor, including the Warrant Shares, the Initial Shares and the shares of Company Common Stock the Investor may acquire in connection with the Rights Offerings, and a stockholders’ agreement with the Investor, in the form attached as Exhibit C (the “Stockholders’ Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Investor and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Definitions. (a) For purposes of this Agreement:
     “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “Ancillary Agreements” means the Warrant Agreement, the Registration Rights Agreement and the Stockholders’ Agreement.
     “beneficial owner” (and related terms such as “beneficially owned” or “beneficial ownership”) has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

     “By-Laws” means the Restated By-Laws of the Company, effective as of February 3, 2000, as amended from time to time.
     “business day” means any day that is not a Saturday or a Sunday and on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day that is not a Saturday or a Sunday and on which banks are not authorized to close in New York City.
     “Board” means the Board of Directors of the Company.
     “Certificate of Amendment” means a Certificate of Amendment to the Certificate of Incorporation increasing the total number of shares the Company has authority to issue attached as Exhibit D.
     “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, dated as of April 5, 2000, as amended from time to time.
     “Charter Amendment” means the amendment to the Certificate of Incorporation to be effected by the filing of the Certificate of Amendment.
     “Closing” means any of the Initial Closing, the First Rights Offering Closing and the Second Rights Offering Closing.
     “Closing Date” means any of the Initial Closing Date, the First Rights Offering Closing Date and the Second Rights Offering Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “contracts” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation, commitment, understanding, policy which constitutes an executory obligation, purchase and sales order, quotation which constitutes an executory commitment, and other executory commitments to which a person is a party or to which any of the assets of such person are subject, whether oral or written, express or implied, and pursuant to which such person is legally bound.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.
     “DGCL” means the General Corporation Law of the State of Delaware, as in effect from time to time.

     “Environmental Laws” means any United States federal, state, local or foreign Laws relating to pollution or the protection, investigation or restoration of the environment or natural resources or relating to the protection of human health as relating to exposure to Hazardous Substances.
     “Equity Interest” means any share, capital stock, partnership, member or similar interest in any person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “First Rights Offering Amount” means an aggregate amount to be designated by the Investor in connection with the First Rights Offering, not to exceed an amount equal to (a) the quotient of (i) $550,000,000, minus the Share Purchase Price, minus the aggregate amount paid by the Investor upon the exercise of any Warrants, divided by (ii) two, minus (b) the aggregate net proceeds received in all Qualified Offerings, if any, completed prior to the First Rights Offering Trigger Date.
     “First Rights Offering Oversubscription Shares” shall mean the total number of First Rights Shares less the total number of shares of Company Common Stock subject to validly exercised First Rights and issuable pursuant to the First Rights Primary Subscription.
     “First Rights Offering Trigger Date” means the date which is twenty-seven (27) months following the Initial Investment Closing Date; provided, that the Investor and the Company (with the approval of the Unaffiliated Board) shall have the right to change such date to any mutually agreed upon date within the period starting on the second anniversary of the Initial Closing and ending on the date which is 27 months following the Initial Investment Closing Date.
     “Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon and other radioactive materials; (v) medical or biological waste; and (vi) any substance, material, or waste defined as toxic or hazardous or as a pollutant or contaminant, or regulated by any Governmental Authority pursuant to any Environmental Law or that could reasonably be expected to result in liability under any Environmental Law.
     “Independent Directors” means directors who comply with the standard of independence necessary for a director to qualify as an “Independent Director” as such term (or any replacement term) is used under the rules and listing standards of the Nasdaq Stock Market or any other securities exchange on which the Company Common Stock is then listed as such rules and listing standards may be amended from time to time.
     “Initial Shares” means the shares of Company Common Stock to be issued and sold by the Company and purchased by the Investor pursuant to Section 2.01.
     “Intellectual Property” means United States and non-United States (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent, (ii) trademarks, service marks, trade names, trade dress, logos, Internet domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide, (iii) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide, (iv) confidential and proprietary information, including customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, databases, specifications, designs, drawings, methods, schematics and know-how (collectively, “Trade Secrets”), (v) to the extent not covered by subsections (i) through (iv), above, software and website content, (vi) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing, throughout the world, and (vii) the rights to use the names and likenesses of natural persons and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.
     “IRS” means the United States Internal Revenue Service.
     “knowledge of the Company” means the actual knowledge of the executive officers of the Company and those individuals identified on Section 1.01(a) of the Disclosure Schedule.
     “Liens” means any charge, mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien or other similar restrictions or limitations.
     “Material Adverse Effect” means any event, circumstance, change or effect that, either individually or combined with all other events, circumstances, changes or effects, (i) has a material adverse effect on the business, operations, assets, liabilities (including contingent liabilities), condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate the Transactions and perform its other obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of (A) any events, circumstances, changes or effects occurring after the date hereof that affect the biopharmaceutical industry generally to the extent not disproportionately impacting the Company and its Subsidiaries and (B) any changes in general economic, legal, regulatory or political conditions occurring after the date hereof to the extent not disproportionately impacting the Company and its Subsidiaries.
     “Other Filings” means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement.
     “Oversubscription Pro Rata Number” shall mean, for each holder of a Right exercising Rights Offering Oversubscription rights, a fraction the numerator of which is the total number of shares of Company Common Stock owned by such holder and the denominator of which is the total number of outstanding shares of Company Common Stock held by all holders of Rights who have validly exercised Rights Offering Oversubscription rights in the relevant Rights Offering (it being understood that no shares shall be deemed owned by more than one holder for purposes hereof).
     “Permitted Liens” means (i) liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith through proper proceedings (for which contested Taxes adequate reserves have been made in accordance with GAAP), (ii) inchoate mechanics’ and materialmen’s liens for construction in progress, and, (iii) such (A) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or any Subsidiary consistent with past practice, and (B) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are typical for the applicable property type and locality (excluding, in each case, any mortgages or other Liens securing borrowed money) which do not materially interfere with the current use of such Owned Real Property or Leased Real Property.
     “person” includes an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” or “group” each within the meaning of Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Plans” means any (i) employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock, or other stock-based compensation, deferred compensation, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plans, programs, trusts or arrangements, and all employment, consulting, termination, severance, retention, change in control, transaction bonus, compensation or other contracts or agreements, to which the Company or any of its affiliates is a party, or which are sponsored by the Company or any of its affiliates for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, and (ii) any material contracts, arrangements, agreements, policies, practices or understandings between the Company or any of its affiliates and any current or former employee of the Company or of any Subsidiary, including any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company.
     “Pro Rata Number” means, for each holder of a Right, a fraction the numerator of which is the total number of shares of Company Common Stock owned by such holder and the denominator of which is the total number of outstanding shares of Company Common Stock on the record date for the distribution of the applicable Rights (it being understood that no shares shall be deemed owned by more than one holder for purposes hereof).
     “Qualified Offering” means a bona fide financing transaction by the Company comprised of an issuance of Company Common Stock by the Company (excluding any shares issued pursuant to stock options or other stock-based awards issued to employees, consultants, officers or directors of the Company or any Subsidiary, warrants outstanding as of the date hereof, the issuance of the Initial Shares, the issuance of any Warrant Shares and the Rights Offerings) at a price greater than $4.50 per share (appropriately adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to any such Qualified Offering) and which transaction is not entered into in connection with the entry by the Company into any other transaction (including, a collaboration or license for the discovery, development or commercialization of pharmaceutical products) involving the purchaser of such Company Common Stock.
     “Release” has the meaning given to such term in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601(22), but without giving effect to 42 USC 9601 Subsections (22)(A), (B), (C) and (D).
     “Rights Offering Trigger Date” means any of the First Rights Offering Trigger Date or the Second Rights Offering Trigger Date.
     “Second Rights Offering Amount” means an aggregate amount to be designated by the Investor in connection with the Second Rights Offering, not to exceed an amount equal to $550,000,000, minus the Share Purchase Price, minus the aggregate amount paid by the Investor upon the exercise of any Warrants, minus the First Rights Offering Amount, minus the aggregate net proceeds received in all Qualified Offerings, if any, completed prior to the Second Rights Offering Trigger Date.
     “Second Rights Offering Oversubscription Shares” means the total number of Second Rights Shares less the total number of shares of Company Common Stock subject to validly exercised Second Rights and issuable pursuant to the Second Rights Primary Subscription.
     “Second Rights Offering Trigger Date” means the date which is twelve (12) months following (i) the delivery of a First Rights Offering Notice or (ii) if such notice is not delivered, the First Rights Offering Trigger Date.
     “subsidiary” or “subsidiaries” of any person means any corporation, partnership, limited liability company, joint venture, association or other legal entity of which such person (either alone or together with any other subsidiary) owns, directly or indirectly, more than 50%

of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     “Tax Returns” means any return, declaration, report or other form or statement (including any attached schedules) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in respect of Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
     “Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Initial Shares as contemplated by this Agreement and the issuance of the Initial Shares by the Company, the distribution of the Rights in the Rights Offerings and the issuance of the Rights Shares, and the performance by the parties of their respective obligations under this Agreement and the Ancillary Agreements.
     “Unaffiliated Board” means a majority of (a) the members of the Board not designated by the Investor pursuant to the Stockholders’ Agreement and present at any validly convened meeting at which an action by such members is to be taken or (b) all of the members of the Board not designated by the Investor pursuant to the Stockholders’ Agreement, if action is taken by written consent as permitted under the By-Laws.
     “Warrant Shares” means any shares of Company Common Stock issued upon the exercise of the Warrants.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Location of
Defined Term	Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 6.02(b)
Board Recommendation	§ 7.01
Blue Sky Laws	§ 4.05(b)
Investor Director Designees	§ 8.02(f)

Location of
Defined Term	Definition
Claim Notice	§ 10.01(d)
Company	Preamble
Company Material Contract	§ 4.16(b)
Company Options	§ 4.03(a)
Company Preferred Stock	§ 4.03(a)
Company Stock Option Plans	§ 4.03(a)
Confidentiality Agreement	§ 7.03(b)
Disclosure Schedule	Article IV
Exchange Act	§ 4.05(b)
FDA	§ 4.06(a)
First Rights	§ 3.01(a)
First Rights Offering	§ 3.01(a)
First Rights Offering Amount	§ 3.01(a)
First Rights Offering Backstop Shares	§ 3.01(b)
First Rights Offering Closing	§ 3.01(e)
First Rights Offering Closing Date	§ 3.01(e)
First Rights Offering Expiration Date	§ 3.01(d)
First Rights Offering Market Price	§ 3.01(a)
First Rights Offering Notice	§ 3.01(a)
First Rights Offering Oversubscription	§ 3.01(a)
First Rights Offering Price	§ 3.01(a)
First Rights Primary Subscription	§ 3.01(a)
First Rights Offering Registration Statement	§ 3.01(c)
First Rights Shares	§ 3.01(a)
GAAP	§ 4.07(b)
Governmental Authority	§ 4.05(b)
HSR Act	§ 4.05(b)
Indemnified Party	§ 10.01(d)
Indemnifying Party	§ 10.01(d)
Infringe	§ 4.13(c)
Intervening Event	§ 7.01(b)
Initial Investment	§ 2.01
Initial Closing	§ 2.02
Initial Investment Closing Date	§ 2.02
Investor	Preamble
Investor Director Designees	§ 8.02(f)
Law	§ 4.05(a)
Leased Real Property	§ 4.12(a)
Licenses	§ 4.13(b)
Morgan Stanley	§ 4.23
Owned Real Property	§ 4.12(a)
Permits	§ 4.06(a)
PBGC	§ 4.10(d)
Proxy Statement	§ 4.05(b)

Location of
Defined Term	Definition
Recommendation Change	§ 7.01(b)
Registered IP	§ 4.13(a)
Representatives	§ 6.02(b)
Rights	§ 3.02(a)
Rights Offerings	§ 3.02(a)
Rights Offering Notices	§ 1.01(a)3.02(a)
Rights Offering Oversubscription	§ 3.02(a)
Rights Offering Registration Statements	§ 3.02(c)
Rights Shares	§ 3.02(a)
SEC	§ 4.05(b)
SEC Reports	§ 4.07(a)
Second Rights	§ 3.02(a)
Second Rights Offering	§ 3.02(a)
Second Rights Offering Backstop Shares	§ 3.02(b)
Second Rights Offering Closing	§ 3.02(e)
Second Rights Offering Closing Date	§ 3.02(e)
Second Rights Offering Expiration Date	§ 3.02(d)
Second Rights Offering	§ 3.02(a)
Second Rights Offering Market Price	§ 3.02(a)
Second Rights Offering Notice	§ 3.02(a)
Second Rights Offering Oversubscription	§ 3.02(a)
Second Rights Offering Price	§ 3.02(a)
Second Rights Primary Subscription	§ 3.02(a)
Second Rights Offering Registration Statement	§ 3.02(c)
Second Rights Shares	§ 3.02(a)
Securities Act	§ 4.07(a)
Share Purchase Price	§ 2.04(a)
SOX	§ 4.19
Stockholders’ Agreement	Recitals
Stockholder Approval	§ 7.01(a)
Stockholders’ Meeting	§ 7.01(a)
Subsidiary	§ 4.01(a)
Termination Date	§ 9.01
Title IV Plan	§ 4.10(d)
Third Party Claim	§ 10.01(d)
Warrant Agreement	Recitals
Warrants	Recitals

ARTICLE II
PURCHASE AND SALE OF THE INITIAL SHARES
     SECTION 2.01. Initial Investment. Upon the terms and subject to the conditions of this Agreement, at the Initial Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase, accept and acquire from the Company (the “Initial Investment”):
     (a) a number of shares of Company Common Stock that, when added to the shares of Company Common Stock already owned by the Investor and its affiliates (including any Warrant Shares issued prior to the Initial Closing but excluding, for the avoidance of doubt, the shares of Company Common Stock to be issued pursuant to Section 2.01(b)), equal 19.9% of the aggregate number of shares of Company Common Stock outstanding as of the Initial Investment Closing Date (which, based on the information contained in Section 4.03 hereof, is expected to be approximately 16,500,000 shares) for a per share purchase price equal to $3.0915 (appropriately adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the Initial Closing); and
     (b) a number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock already owned by the Investor and its affiliates and the number of shares subject to clause (a) above, equal 40% of the aggregate number of shares of Company Common Stock outstanding as of the Initial Investment Closing Date (which, based on the information contained in Section 4.03 hereof, is expected to be approximately 34,325,000 shares) for a per share purchase price equal to $4.50 (appropriately adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the Initial Closing).
     SECTION 2.02. Initial Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the issuance, purchase and sale of the Initial Shares contemplated by this Article II (the “Initial Closing”) will take place at 11:00 a.m., New York time, on the third business day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied at the Initial Closing) (such date, the “Initial Investment Closing Date”), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the Investor and the Company.
     SECTION 2.03. Closing Deliveries by the Company. At the Initial Closing, the Company shall deliver or cause to be delivered to the Investor:
     (a) duly executed certificates evidencing the Initial Shares, registered in the name of the Investor;
     (b) executed counterparts of the Stockholder Agreement;
     (c) a receipt for the Share Purchase Price; and
     (d) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Initial Closing pursuant to Section 8.02.
     SECTION 2.04. Closing Deliveries by the Investor. At the Initial Closing, the Investor shall deliver to the Company:

     (a) the aggregate purchase price payable for the Initial Shares (the “Share Purchase Price”) by wire transfer in immediately available funds to an account specified by the Company in writing no less than three business days prior to the Initial Closing;
     (b) executed counterparts of the Stockholders’ Agreement;
     (c) a receipt for the Initial Shares; and
     (d) the documents, instruments and writings contemplated or required to be delivered by the Investor at the Initial Closing pursuant to Section 8.03.
ARTICLE III
RIGHTS OFFERINGS
     SECTION 3.01. First Rights Offering.
     (a) For a period of 90 days following the First Rights Offering Trigger Date, the Investor shall have the right, but not the obligation, exercisable by a written notice (the “First Rights Offering Notice”) to the Company in accordance with Section 10.02, to require the Company to make a pro rata offering (the “First Rights Offering”) to all holders of Company Common Stock (including the Investor and its affiliates) of non-transferable subscription rights (the “First Rights”) entitling the holders thereof to purchase shares of Company Common Stock, on the terms set forth herein, (i) in an aggregate amount equal to the First Rights Offering Amount, and (ii) at a price per share (the “First Rights Offering Price”) to be designated by the Investor; provided, that the First Rights Offering Price shall be any price (A) at or above the lower of $4.50 (as adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the First Rights Offering) and the average of the volume weighted average trading prices of the Company Common Stock on the Nasdaq Stock Market for the ten (10) full trading days immediately prior to the date of the delivery of the First Rights Offering Notice (the “First Rights Offering Market Price”) and (B) at or below the higher of $4.50 (as adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the First Rights Offering) and the First Rights Offering Market Price. The number of shares of Common Stock to be offered in the First Rights Offering (the “First Rights Shares”) shall be equal to the quotient of the First Rights Offering Amount divided by the First Rights Offering Price, rounded up to the nearest 100 shares. Each First Right shall entitle the holder thereof (including the Investor and its affiliates) to purchase, at the election of such holder, (x) all or any lesser amount of such holder’s Pro Rata Number of the First Rights Shares (the “First Rights Primary Subscription”) and (y) so long as such holder has subscribed for all of its First Rights Primary Subscription, but subject to Section 3.03(b), an amount of First Rights Offering Oversubscription Shares to be specified by such holder, up to but not exceeding such holder’s Oversubscription Pro Rata Number of First Rights Offering Oversubscription Shares (the “First Rights Offering Oversubscription”), in each case, at the First Rights Offering Price.

     (b) In connection with the First Rights Offering, upon the terms and subject to the conditions of this Agreement, the Investor shall be required to purchase that number of First Rights Shares (the “First Rights Offering Backstop Shares”) that remain unsubscribed for at the First Rights Offering Expiration Date at the First Rights Offering Price. As soon as reasonably practicable following the First Rights Offering Expiration Date, the Company and the subscription agent for the First Rights Offering shall determine the number of First Rights Offering Backstop Shares and shall provide written notice thereof to the Investor, in accordance with Section 10.02.
     (c) As soon as reasonably practicable after receiving the First Rights Offering Notice, the Company shall prepare and file with the SEC a registration statement (such registration statement, including each amendment and supplement thereto, the “First Rights Offering Registration Statement”) on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration of securities), in form and substance reasonably satisfactory to the Investor, covering the issuance of the First Rights and the First Rights Shares. The Company will not permit any securities other than the First Rights and the First Rights Shares to be included in the First Rights Offering Registration Statement. The First Rights Offering Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) will be provided to the Investor prior to its filing with or other submission to the SEC. The First Rights Offering Registration Statement will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and other applicable Laws. The Company promptly will correct any information included in the First Rights Offering Registration Statement if, and to the extent that, such information becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the First Rights Offering Registration Statement, as so corrected, to be filed with the SEC and, upon its effectiveness, to be disseminated to the distributees of the First Rights, in each case as and to the extent required by applicable federal securities laws. The Investor will be given a reasonable opportunity to review and comment upon the First Rights Offering Registration Statement in each instance before it is filed with the SEC. In addition, the Company will provide the Investor with any written comments or other written communications that the Company receives from time to time from the SEC or its staff with respect to the First Rights Offering Registration Statement promptly after the receipt of such comments or other communications. The Company will use its reasonable best efforts to cause the First Rights Offering Registration Statement to be filed pursuant to this Section 3.01 and to be declared effective by the SEC as soon as possible after the First Rights Offering Registration Statement is filed with the SEC.
     (d) As soon as reasonably practicable following the effective date of the First Rights Offering Registration Statement, the Company will commence the First Rights Offering. The First Rights will expire at 5:00 p.m. New York City time 30 days after the commencement of the First Rights Offering or on such other date as the Investor and the Company may reasonably agree (the “First Rights Offering Expiration Date”). All other terms and conditions of the First Rights shall be reasonably satisfactory to both the Company and the Investor.
     (e) Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the issuance, purchase and sale of the First Rights Shares contemplated by this

Section 3.01 (the “First Rights Offering Closing”) will take place at 11:00 a.m., New York time, on the third business day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied at the First Rights Offering Closing) (such date, the “First Rights Offering Closing Date”), at the offices of Simpson, Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the Investor and the Company; provided, that the Investor shall not be obligated to purchase the First Rights Offering Backstop Shares earlier than ten (10) business days following the receipt by the Investor of the notice required by Section 3.01(b) specifying the number of First Rights Offering Backstop Shares to be acquired by the Investor.
          (f) At the First Rights Offering Closing, the Company shall deliver or cause to be delivered to the Investor:
          (i) duly executed certificates evidencing all of the First Rights Shares purchased by the Investor, registered in the name of the Investor;
          (ii) a receipt for the portion of the aggregate First Rights Offering Price payable by the Investor; and
          (iii) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the First Rights Offering Closing pursuant to Section 8.02.
          (g) At the First Rights Offering Closing, the Investor shall deliver to the Company:
          (i) the portion of the aggregate First Rights Offering Price payable by the Investor by wire transfer in immediately available funds, to an account specified by the Company in writing no less than three business days prior to the First Rights Offering Closing;
          (ii) a receipt for the First Rights Shares purchased by the Investor; and
          (iii) the documents, instruments, writings and payments contemplated or required to be delivered by the Investor at the First Rights Offering Closing pursuant to Section 8.03.
          SECTION 3.02. Second Rights Offering.
          (a) For a period of 90 days following the Second Rights Offering Trigger Date, the Investor shall have the right, but not the obligation, exercisable by written notice (the “Second Rights Offering Notice” and, together with the First Rights Offering notice, the “Rights Offering Notices”) to the Company in accordance with Section 10.02, to require the Company to make a pro rata offering (the “Second Rights Offering” and, together with the First Rights Offering, the “Rights Offerings”) to all holders of Company Common Stock (including the Investor and its affiliates) of non-transferable subscription rights (the “Second Rights” and, together with the First Rights, the “Rights”) entitling the holders thereof to purchase shares of Company Common Stock, on the terms set forth herein, (i) in an aggregate amount equal to the

Second Rights Offering Amount, and (ii) at a price per share (the “Second Rights Offering Price”) to be designated by the Investor; provided, that the Second Rights Offering Price shall be any price (A) at or above the lower of $4.50 (as adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the Second Rights Offering) and the average of the volume weighted average trading prices of the Company Common Stock on the Nasdaq Stock Market for the ten (10) full trading days immediately prior to the date of delivery of the Second Rights Offering Notice (the “Second Rights Offering Market Price”) and (B) at or below the higher of $4.50 (as adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the Second Rights Offering) and the Second Rights Offering Market Price. The number of shares of Common Stock to be offered in the Second Rights Offering (the “Second Rights Shares” and, together with the First Rights Shares, the “Rights Shares”) shall be equal to the quotient of the Second Rights Offering Amount divided by the Second Rights Offering Price, rounded up to the nearest 100 shares. Each Second Right shall entitle the holder thereof (including the Investor and its affiliates) to purchase, at the election of such holder, (x) all or any lesser amount of such holder’s Pro Rata Number of the Second Rights Shares (the “Second Rights Primary Subscription”) and (y) so long as such holder has subscribed for all of its Second Rights Primary Subscription, but subject to Section 3.03(b), an amount of Second Rights Offering Oversubscription Shares to be specified by such holder, up to but not exceeding such holder’s Oversubscription Pro Rata Number of Second Rights Offering Oversubscription Shares (the “Second Rights Offering Oversubscription” and, together with the First Rights Offering Oversubscription, the “Rights Offering Oversubscription”), in each case, at the Second Rights Offering Price.
     (b) In connection with the Second Rights Offering, upon the terms and subject to the conditions of this Agreement, the Investor shall be required to purchase that number of Second Rights Shares (the “Second Rights Offering Backstop Shares”) that remain unsubscribed for at Second Rights Offering Expiration Date at the Second Rights Offering Price. As soon as reasonably practicable following the Second Rights Offering Expiration Date, the Company and the subscription agent for the Second Rights Offering shall determine the number of Second Rights Offering Backstop Shares and shall provide written notice thereof to the Investor, in accordance with Section 10.02.
     (c) As soon as reasonably practicable after receiving the Second Rights Offering Notice, the Company shall prepare and file with the SEC a registration statement (such registration statement, including each amendment and supplement thereto, the “Second Rights Offering Registration Statement” and, together with the First Rights Offering Registration Statement, the “Rights Offering Registration Statements”)) on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration of securities), in form and substance reasonably satisfactory to the Investor, covering the issuance of the Second Rights and the Second Rights Shares. The Company will not permit any securities other than the Second Rights and the Second Rights Shares to be included in the Second Rights Offering Registration Statement. The Second Rights Offering Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) will be provided to the Investor prior to its filing with or other submission to the SEC. The Second Rights Offering Registration Statement will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and other applicable Laws. The Company promptly will correct any information included in the Second Rights Offering Registration Statement if, and to the extent that, such information becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Second Rights Offering Registration Statement, as so corrected, to be filed with the SEC and, upon its effectiveness, to be disseminated to the distributees of the Second Rights, in each case as and to the extent required by applicable federal securities laws. The Investor will be given a reasonable opportunity to review and comment upon the Second Rights Offering Registration Statement in each instance before it is filed with the SEC. In addition, the Company will provide the Investor with any written comments or other written communications that the Company receives from time to time from the SEC or its staff with respect to the Second Rights Offering Registration Statement promptly after the receipt of such comments or other communications. The Company will use its reasonable best efforts to cause the Second Rights Offering Registration Statement to be filed pursuant to this Section 3.01 and to be declared effective by the SEC as soon as possible after the Second Rights Offering Registration Statement is filed with the SEC.
          (d) As soon as reasonably practicable following the effective date of the Second Rights Offering Registration Statement, the Company will commence the Second Rights Offering. The Second Rights will expire at 5:00 p.m. New York City time 30 days after the commencement of the Second Rights Offering or on such other date as the Investor and the Company may reasonably agree (the “Second Rights Offering Expiration Date”). All other terms and conditions of the Second Rights shall be reasonably satisfactory to both the Company and the Investor.
          (e) Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the issuance, purchase and sale of the Second Rights Shares contemplated by this Section 3.02 (the “Second Rights Offering Closing”) will take place at 11:00 a.m., New York time, on the third business day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied at the Second Rights Closing) (such date, the “Second Rights Offering Closing Date”), at the offices of Simpson, Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the Investor and the Company; provided, that the Investor shall not be obligated to purchase the Second Rights Offering Backstop Shares earlier than ten (10) business days following the receipt by the Investor of the notice required by Section 3.01(b) specifying the number of Second Rights Offering Backstop Shares to be acquired by the Investor.
          (f) At the Second Rights Offering Closing, the Company shall deliver or cause to be delivered to the Investor:
          (i) duly executed certificates evidencing all of the Second Rights Shares purchased by the Investor, registered in the name of the Investor;
          (ii) a receipt for the portion of the aggregate Second Rights Offering Price payable by the Investor;

          (iii) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Second Rights Offering Closing pursuant to Section 8.02
          (g) At the Second Rights Offering Closing, the Investor shall deliver to the Company:
          (i) the portion of the Second Rights Offering Price payable by the Investor by wire transfer in immediately available funds, to an account specified by the Company in writing no less than three business days prior to the Second Rights Offering Closing;
          (ii) a receipt for the Second Rights Shares purchased by the Investor; and
          (iii) the documents, instruments, writings and payments contemplated or required to be delivered by the Investor at the Second Rights Offering Closing pursuant to Section 8.03.
          SECTION 3.03. Additional Terms Applicable to the Rights and Rights Shares. (a) The Rights will be issued only to, and exercisable only by, each person who is a holder of record of Company Common Stock on the record date for the distribution of the rights, which shall be the date the Investor delivers the applicable Rights Offering Notice. Beneficial owners of shares of Company Common Stock held in the name of any depository or nominee as of the record date shall be entitled to exercise Rights through their respective depository or nominee. Rights may not be sold, pledged, hypothecated or otherwise transferred, directly or indirectly, and any attempt to do so will cause such Rights to be forfeited and the rights to subscribe for shares of Company Common Stock thereunder irrevocably waived.
          (b) Notwithstanding anything to the contrary herein, if the Investor elects to exercise less than all its Rights, (i) it shall be entitled to designate whether the shares with respect to which the Rights are exercised shall be Unrestricted Shares (as defined in the Stockholders’ Agreement) or Restricted Shares (as defined in the Stockholders’ Agreement), in each case up to the number of Unrestricted Shares or Restricted Shares in respect of which the Investor holds Rights, (ii) the shares of Company Common Stock received upon exercise of the Rights shall accordingly be Unrestricted Shares or Restricted Shares, and (iii) the Investor shall not be required to exercise Rights with respect to any Restricted Shares to be entitled to exercise its Rights Offering Oversubscription rights with respect to its Unrestricted Shares.
          (c) In connection with each Rights Offering, the Company shall, at its expense, engage a financial advisor reasonably acceptable to the Investor to provide financial advisory services as may customarily be required in connection with such offering. Following the commencement of any Rights Offering, the Company shall furnish or make available to the Investor, promptly after such information becomes available to the Company, all information and progress reports regarding the Rights Offering as shall be received by the Company, including any reports received by the Company from any transfer agents, underwriters, advisors or other third parties retained by the Company in connection with such Rights Offering, and all such other information regarding the Rights Offering as the Investor shall from time to time reasonably request.
     (d) No later than five business days prior to the applicable Rights Offering Trigger Date, the Company shall provide to the Investor an amended Disclosure Schedule, which shall set forth in reasonable detail (comparable to the Disclosure Schedule delivered as of the date hereof) all applicable disclosures required for the representations and warranties contained in Article IV to be true and correct as of such Rights Offering Trigger Date and shall be reasonably acceptable to the Investor. If, after receiving such amended Disclosure Schedule, the Investor delivers a Rights Offering Notice, it shall be deemed to have accepted such amended Disclosure Schedule and such amended Disclosure Schedule shall be applicable for all purposes under this Agreement; provided, that the Disclosure Schedule shall not be deemed amended or supplemented hereunder for any Closing occurring prior to such Rights Offering Trigger Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As an inducement to the Investor to enter into this Agreement, except as set forth in the disclosure schedule, dated as of the date hereof and delivered by the Company to the Investor (as such disclosure schedule may be amended in accordance with Section 3.03(d), the “Disclosure Schedule”), the Company hereby represents and warrants to the Investor as of the date hereof and as of the Initial Closing Date and, with respect to the representations and warranties contained in Sections 4.01 through 4.19, as of each Rights Offering Trigger Date and as of each Rights Offering Closing Date that:
     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each material subsidiary of the Company (each, a “Subsidiary”) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) A true and complete list of each Subsidiary, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock or other Equity Interest of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. The Company does not directly or indirectly own any Equity Interest, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any person except for the Subsidiaries.

     SECTION 4.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to the Investor a complete and correct copy of the Certificate of Incorporation and the By-laws of the Company and of the certificates of incorporation and by-laws or equivalent organizational documents, of each Subsidiary, in each case, as amended to date. As of the date hereof, such certificates of incorporation, by-law or equivalent organizational documents of each Subsidiary are in full force and effect. The Certificate of Incorporation and By-laws of the Company are in full force and effect and, as of each Closing, the Certificate of Incorporation and the By-laws shall be in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, as applicable. True and complete copies of all minute books of the Company and each Subsidiary containing minutes for the period from January 1, 2005 until the date of this Agreement have been made available by the Company to the Investor.
     SECTION 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 17, 2007, (i) 85,961,249 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, and (iii) no shares of Company Common Stock were held by the Subsidiaries. As of June 17, 2007, 16,657,756 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding employee stock options or stock incentive rights granted pursuant to the 2000 Equity Incentive Plan, the 2000 Non-Employee Directors’ Stock Option Plan and the Coelacanth Corporation 1999 Stock Option Plans, in each case as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”), 807,380 additional shares of Company Common Stock were reserved for issuance under the Company Stock Option Plans and 16,483 shares of Company Common Stock were issuable upon exercise of warrants outstanding as of the date hereof. No shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 and as set forth in Section 4.03(a) of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Subsidiary. Since June 17, 2007, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.03 or as set forth in Section 4.03(a) of the Disclosure Schedule. Set forth in Section 4.03(a) of the Disclosure Schedule is a true and complete list, as of June 17, 2007, of the prices at which outstanding options issued under the Company Stock Option Plans (the “Company Options”) may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each “executive officer” of the Company (within the meaning of such term under Section 16 of the Exchange Act). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Subsidiary. Except as set forth in Section 4.03(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary. Each outstanding share of capital stock of, or other Equity Interest in, each Subsidiary is duly authorized, validly issued, and, if applicable, fully paid and, in the case of corporations, nonassessable and free of preemptive rights, and is owned, beneficially and of record, by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
     (b) The Initial Shares and the Rights Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, and the Warrant Shares, when issued, paid for and delivered in accordance with the terms of the Warrant Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
     SECTION 4.04. Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company’s execution and delivery of this Agreement and the Ancillary Agreements and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which the Company is a party, to consummate the Transactions (other than with respect to the issuance of the Initial Shares and the Rights Offerings, the approval of a majority of the votes cast at the Stockholders’ Meeting). The Board has approved this Agreement, each Ancillary Agreement and the Transactions and has directed that the Transactions be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement and the Warrant Agreement have been, and at each Closing each of the other Ancillary Agreements will be, duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Investor, each of this Agreement and the Warrant Agreement constitute, and at each Closing each of the other Ancillary Agreements to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery by the Company of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law

(including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The execution and delivery by the Company of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, Tax, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the issuance of the Initial Shares and the Rights Offerings to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and (D) any filings required under the rules and regulations of the Nasdaq Stock Market, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (C) have a Material Adverse Effect.
     SECTION 4.06. Permits; Compliance.
     (a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders (including licenses, accreditation and other similar documentation or approvals of any local health departments) of any Governmental Authority (including the United States Food and Drug Administration (“FDA”)), necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and substantially as described in the Company’s SEC Reports filed prior to the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Subsidiary (including all applicable FDA rules and regulations, guidelines and policies) or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any Permits, except, in each case, for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect. Since the enactment of SOX, the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of SOX and the related rules and regulations promulgated thereunder and under the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.
     (b) All clinical trials conducted by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated that are described in the SEC Reports, or the results of which are referred to in the SEC Reports, if any, are the only clinical trials currently being conducted by or on behalf of the Company and its Subsidiaries. All pre-clinical studies and clinical trials conducted, supervised or monitored by the Company or any of its Subsidiaries have been conducted in compliance in all material respects with all applicable federal, state, local and foreign laws, and the regulations and requirements of any applicable governmental entity, including, but not limited to, FDA good clinical practice and good laboratory practice requirements, as and to the extent applicable. Neither the Company nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other Governmental Authority requiring the termination, suspension or modification of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has participated that are described in the SEC Reports, if any, or the results of which are referred to in the SEC Reports.
     SECTION 4.07. SEC Filings; Financial Statements. (a) The Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2005 (the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. The Company is eligible to register securities on Form S-3 under the Securities Act.
     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which individually or in the aggregate did not have, and would not reasonably be expected to have, a Material Adverse Effect). The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements in all material respects.
     (c) Except as and to the extent set forth on the most recent consolidated balance sheet of the Company and the consolidated Subsidiaries included in the SEC Reports filed and publicly available before the date hereof or the applicable Rights Offering Trigger Date, including the notes thereto, none of the Company or any consolidated Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred since the most recently completed fiscal year end, that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Material Adverse Effect.
     (d) The Company has previously made available to the Investor a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
     (e) Neither the Company nor, to the knowledge of the Company, any of the Company’s or any Subsidiary’s employees, is the subject of any formal or informal investigation by the SEC, and, to the knowledge of the Company, no such investigation has been threatened or fact exists which would reasonably be expected to result in the institution of any such investigation. Written correspondence (other than any transmittal letter or other correspondence that does not address substantively any comments or questions from, or ongoing discussions with, the SEC), with the SEC since January 1, 2005, or the Rights Offering Trigger Date, as applicable, has been made available to the Investor. To the knowledge of the Company, no complaints seeking relief under Section 806 of SOX have been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.
     (f) The Company has made available to the Investor true and complete copies of (i) any written communications or presentations, however transmitted, delivered to the Board or the Audit Committee of the Board or the Company’s external auditor that discusses any potential material weakness or potential significant deficiency in the Company’s or any Subsidiary’s disclosure controls and procedures or internal control over financial reporting or the Company’s compliance, or ability to timely comply, with Section 404 of SOX, (ii) formal documentation of its internal controls over financial reporting, in each case as in effect as of January 1, 2005, (iii) all notices received from its external auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2005, and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since January 1, 2005, and prior to the date hereof.

     SECTION 4.08. Absence of Certain Changes or Events. (a) Since the date of the most recent audited financial statements included in the SEC Reports filed and publicly available prior to the date hereof or the applicable Rights Offering Trigger Date, through each applicable Closing Date, there has not occurred any Material Adverse Effect or an event or development that would reasonably be expected to have a Material Adverse Effect or any event or development that would reasonably be expected to prevent or materially delay the performance of this Agreements or any Ancillary Agreement.
     (b) Since March 31, 2007, through the date of this Agreement, each of the Company and the Subsidiaries has conducted its business in the ordinary course consistent with past practice and the Company and the Subsidiaries have not (A) sold, pledged, disposed, transferred, leased, licensed, guaranteed or encumbered any material property or assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, (B) acquired (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (C) incurred any indebtedness for borrowed money which, individually or together with all such other indebtedness, exceeds $2,000,000, (D) granted any security interest in any of their material assets except for such security interests as would constitute a Permitted Lien, (E) made or authorized any capital expenditure or purchase of fixed assets in excess of $250,000, other than in the ordinary course of business, (F) increased the compensation or benefits payable to or to become payable to any of its current or former directors or officers of the Company or any Subsidiary or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any current or former director or officer of the Company or any Subsidiary, or taken any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan, or (G) pre-paid any long-term debt or paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), in each case exceeding $250,000, except for such payments, discharges or satisfaction of claims as were in the ordinary course of business consistent with past practice.
     SECTION 4.09. Absence of Litigation. There is no litigation, suit, claim, action, formal complaint, prosecution, indictment, formal investigation, arbitration or proceeding (whether civil, criminal or administrative, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, or for which the Company or any Subsidiary is obligated to indemnify a third party, before any Governmental Authority that (i) has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) challenges the validity or propriety or seeks to materially delay or prevent the consummation of the Transactions and which is reasonably expected to be adversely determined against the Company. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order of, consent decree, settlement agreement or similar written agreement with, any Governmental Authority, or any order, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) result in a Material Adverse Effect.
     SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists all bonus, incentive, stock-based compensation, deferred compensation, supplemental executive retirement, severance, employment, retention, change in control, compensation or other contracts, agreements, arrangements, plans, practices, understandings or policies to which the Company or any of its affiliates are a party or which are sponsored by the Company or any of its affiliates for the benefit of any current or former director or officer of the Company or any Subsidiary.
     (b) Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would result in any material liability to the Company and, to the knowledge of the Company, no fact or event exists that would give rise to any such action, claim or proceeding.
     (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
     (d) With respect to any Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and which is subject to Part 3 of Title I or to Title IV of ERISA (a “Title IV Plan”), (i) there is no lien under Section 412(n) of the Code by reason of an accumulated funding deficiency, whether or not waived, under Section 412 of the Code, (ii) no liability (other than liability for premiums) to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred and all premiums required to be paid to the PBGC have been paid by or on behalf of such Title IV Plan, (iii) the assets of each Title IV Plan equal or exceed the benefit liabilities of such Title IV Plan determined on a termination basis, and (iv) the Company has received no actual notice from the PBGC that an event or condition exists which (A) would constitute grounds for termination of such Title IV Plan by the PBGC or (B) has caused a partial termination of such Title IV Plan.
     (e) None of the Plans provides medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of the Company or its Subsidiaries or their spouses of dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).
     (f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, the Transactions contemplated hereby (either directly or upon the occurrence of some other or subsequent event) will not entitle any current or former employee, officer or director of the Company and its Subsidiaries to any amount (whether in cash or property) that would be received under any Plan, or increase the amount of or accelerate the time of payment of vesting thereof or of any other benefit, right or entitlement.
     (g) No amount or acceleration referred to in subsection (f) above (whether or not disclosed on Section 4.10(f) of the Disclosure Schedule) would (i) be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) not be deductible under Section 162(a)(1), 162(m) or 404 of the Code.
     (h) (i) all of the options issued under the Company Stock Option Plans are either (A) unvested or (B) were issued at no less than fair market value on the date of grant, and (ii) no shares of restricted Common Stock issued by the Company provide for a deferral opportunity beyond vesting.
     SECTION 4.11. Labor Matters. (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, and (ii) neither the Company nor any Subsidiary has materially breached or otherwise failed to comply with any material provision of any such agreement or contract, and there are no material grievances outstanding against the Company or any Subsidiary under such agreement or contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and (B) there is no organized strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.
     SECTION 4.12. Property and Leases. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is the record owner of, and has good and marketable fee title to all real property owned by the Company or any Subsidiary (“Owned Real Property”) (including all improvements located thereon), and valid and enforceable leasehold interests in all real property that any of the Company or its Subsidiaries leases or subleases, or otherwise has any right, title or interest in or to (“Leased Real Property”), and (ii) none of the Owned Real Property or Leased Real Property is subject to any Liens (other than Permitted Liens) or any other easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments. No person other than the Company or a Subsidiary leases, has a tenancy or otherwise occupies, or has the right to occupy or use, the Owned Real Property and Leased Real Property.
     (b) With respect to each Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each lease or sublease under which the Company or any Subsidiary holds a leasehold interest in or to such Leased Real Property is legal, valid, binding, enforceable and in full force and effect, (ii) there exists no default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute, and no party to any such lease has given the Company or any Subsidiary written notice of or made a claim with respect to, a default on the part of the

Company or any of its Subsidiaries under any such lease or sublease, (iii) to the knowledge of the Company, no party (other than the Company or any Subsidiary) is in default, and there has not occurred any event that (with the lapse of time or giving of notice or both) would constitute a default by any such party under any such lease or sublease, and (iv) a true, correct and complete copy of each such lease and sublease (including any renewal notices delivered thereunder) and any guaranty given with respect thereto has been furnished or made available to the Investor.
     (c) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Owned Real Property and Leased Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and has such rights of egress and ingress, and such easements, rights of way and grants, as are necessary to allow such real property to be operated, and the business of the Company and each of its Subsidiaries conducted with respect thereto to be conducted, as now operated and conducted.
     SECTION 4.13. Intellectual Property. (a) Section 4.13(a) of the Disclosure Schedule lists all material (i) registered trademarks and service marks and applications therefor, (ii) registered copyrights and applications therefor, (iii) issued patents and patent applications, and (iv) domain names, in each case, that are owned by the Company or any Subsidiary (collectively, the “Registered IP”). To the knowledge of the Company, each registered trademark, service mark, registered copyright and issued patent within the Registered IP is valid, enforceable and duly maintained. Neither the Company nor any Subsidiary has received written notice of any challenge to the validity or enforceability of the Registered IP or of any default with respect to the maintenance thereof.
     (b) Section 4.13(b) of the Disclosure Schedule lists all material licenses to Intellectual Property (other than licenses for “off-the-shelf” software that are generally commercially available) to which the Company or any Subsidiary is a party, pursuant to which (i) the Company or such Subsidiary permits any person to have access to or use any of the Intellectual Property owned, compiled or developed by the Company or such Subsidiary, independently or in collaboration with any person, or (ii) any person permits the Company or such Subsidiary to have access to or use any Intellectual Property not owned, compiled or developed by the Company or such Subsidiary, independently or in collaboration with any person (collectively, the “Licenses”). The Company has made available to the Investor copies of all Licenses. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in default under any License in any material respect, and each License is in full force and effect.
     (c) To the knowledge of the Company, the conduct of the Company and the Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property rights of any person in any material respect. Neither the Company nor any Subsidiary has received any written notice from any person alleging an Infringement of the Intellectual Property rights of such person, or asserting that the Company or any Subsidiary requires a license to use Intellectual Property owned or exclusively licensed by such person.
     (d) The Company or the Subsidiaries own all right, title and interest in and to the Registered IP, free and clear of all Liens (other than Permitted Liens and encumbrances arising pursuant to Licenses). The Company or the Subsidiaries own all right, title and interest in and to, or have the valid right to use, free and clear of all Liens (other than Permitted Liens and encumbrances arising pursuant to Licenses), all material Intellectual Property necessary for or used in the conduct of their business.
          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (i) The Company and the Subsidiaries have used reasonable measures to protect the proprietary nature of the Intellectual Property that they own, develop or use, including through the execution of appropriate ownership, invention assignment and confidentiality agreements with employees, contractors and persons involved in the creation, compilation, development or use of Intellectual Property by or on behalf of the Company and any Subsidiary, and the execution of appropriate agreements respecting confidentiality with all persons to whom any confidential Intellectual Property owned, compiled, developed or used by the Company or any Subsidiary is or may be disclosed.
          (ii) To the knowledge of the Company, no person is Infringing upon any Intellectual Property owned or exclusively licensed by the Company or any Subsidiary.
          (f) The execution and delivery by the Company of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, adversely affect the ownership of (i) any Intellectual Property currently owned or used by the Company or any Subsidiary or (ii) the Company’s or the Subsidiaries’ rights to use, pursuant to any License, any Intellectual Property owned by any person.
          SECTION 4.14. Taxes(a) . (a) All material Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all material Taxes in the Financial Statements of the Company in accordance with GAAP. There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable.
          (b) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company’s knowledge or claimed, pending or raised by an authority in writing. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (c) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
     (d) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.
     (e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
     (f) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (g) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.
     (h) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
     (i) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the applicable Closing Date as a result of (i) a change in method of accounting occurring prior to the applicable Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the applicable Closing Date, (iii) a prepaid amount received, or paid, prior to the applicable Closing Date or (iv) deferred gains arising prior to the applicable Closing Date.
     (j) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
     (k) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (ii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
     SECTION 4.15. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any Subsidiary has violated or is subject to any liability with respect to, any Environmental Law; (ii) there has not been a Release or threatened Release of any Hazardous

Substances at any properties or facilities currently or formerly owned or operated by the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary is liable for any off-site Releases of Hazardous Substances; (iv) the Company and its Subsidiaries have all permits, licenses and other authorizations required for their current operations under any Environmental Law and are in compliance with all such permits, licenses and authorizations; (v) none of the Company or any Subsidiary is subject to any Action under any Environmental Law or has received any written notice, demand, letter, claim or request for information alleging that the Company, any Subsidiary, any property or facility currently or formerly owned or operated by the Company or any Subsidiary, or any of their current or former operations is or was in violation of, or subject to liability under, any Environmental Law and to the knowledge of the Company, no such Action, notice, demand, letter, claim or request is threatened; (vi) none of the Company or any Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or order relating to compliance with Environmental Laws, any permits, licenses or authorizations under Environmental Laws, or the investigation, remediation or removal of Hazardous Substances or (B) has assumed or provided indemnity against any liability under any Environmental Law or relating to any Hazardous Substances; and (vii) the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions do not require any action pursuant to any so called property transfer law, including the New Jersey Industrial Site Recovery Act.
          SECTION 4.16. Contracts; Debt Instruments. (a) Except as filed as exhibits to the SEC Reports prior to the date of this Agreement or as set forth in Section 4.16 of the Disclosure Schedule, as of the date of the Disclosure Schedule or applicable amendment to the Disclosure Schedule provided in accordance with Section 3.03(d), none of the Company or any Subsidiary are a party to or bound by any contract:
          (i) which contains any non-compete provisions with respect to any line of business or any or geographic area with respect to the Company, any Subsidiary or any of the Company’s affiliates, or restricts the conduct of any line of business by the Company, any Subsidiary or any of the Company’s affiliates or any geographic area in which the Company, any Subsidiary or any of the Company’s affiliates may conduct business, or contains any grant of exclusive rights to a third party, in each case in any material respect;
          (ii) which would prohibit or materially delay the consummation of the Transactions;
          (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or
          (iv) which
          (A) involves aggregate annual expenditures or other payments in excess of $1,000,000, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice,

          (B) contain minimum purchase conditions or requirements in excess of $1,000,000 or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary, except (1) those contracts cancelable (without material penalty, cost or other liability) within ninety (90) days and (2) purchase orders for inventory entered into in the ordinary course of business consistent with past practice, or
          (C) is a License; and
          (v) which provides for collaboration, alliance, licensing, marketing, distribution, manufacturing, joint development or similar arrangements with other pharmaceutical or biotechnology companies, research institutes, academic institutions or a Governmental Authority relating to pharmaceutical products (including any drug or drug candidate or biotherapeutic product or biotherapeutic product candidate) or involves payments or receipts reasonably expected to exceed $1,000,000.
          (b) Each contract of the type described above in this Section 4.16, whether or not filed as an exhibit to any SEC Report or otherwise set forth in Section 4.16 of the Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company and each Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Material Adverse Effect. None of the Company or any Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other contract or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Material Adverse Effect.
          SECTION 4.17. Related Party Transactions. Except as filed as exhibits to the SEC Reports, neither the Company nor any Subsidiary is a party to any agreement or arrangement with or for the benefit of any person who, to the Company’s knowledge, based on a review of Schedule 13Ds and Schedule 13Gs filed under the Exchange Act, is a holder of 5% or more of the outstanding equity securities of the Company or any officer, director, partner or affiliate of any such person (other than employee compensation and benefits arrangement in the ordinary course of business and disclosed to the Investor).

     SECTION 4.18. Insurance. The Company and the Subsidiaries maintain, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and of such a character as is customary for companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance and neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance.
     SECTION 4.19. Controls. The Company’s disclosure controls and procedures (as defined in rules 13a- 15(e) and 15d-15(e) under the Exchange Act) are sufficiently effective to ensure that the information required to be disclosed by the Company in the reports it files under the Exchange Act is gathered, analyzed and disclosed with adequate timeliness, accuracy and completeness. The Company has disclosed, based on its most recent evaluation, to the Company’s external auditors, the Audit Committee of the Board and to the Investor (i) any potential significant deficiencies and potential material weaknesses in the design or operation of its or its Subsidiaries’ systems of internal control over financial reporting which are reasonably expected to adversely affect in any material respect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information, and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Subsidiary’s internal controls over financial reporting. Except as disclosed in the Company’s SEC Reports filed on or prior to the date hereof, there have been no material changes in the Company’s disclosure controls and procedures or internal control over financial reporting. The Company is in compliance in all material respects with all applicable provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). To the knowledge of the Company, there is no reason to believe that the Company’s external auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, in any subsequent applicable filing under the Exchange Act.
     SECTION 4.20. Private Offering. None of the Company, any of the Subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Initial Shares, as contemplated hereby, to the registration provisions of the Securities Act.
     SECTION 4.21. Vote Required. No vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is required with respect to the approval of the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company, except for (i) approval of the Charter Amendment by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, and (ii) approval of the issuance of the Initial Shares and the Rights Offerings by the affirmative vote of a majority of the votes cast at the Stockholders’ Meeting at which a quorum is present.

     SECTION 4.22. Section 203 of the DGCL; Takeover Statute. The Board of Directors has taken all actions necessary or advisable to ensure that the restrictions of Section 203 of the Delaware General Corporation Law do not apply to any of the Transactions contemplated by this Agreement or the Ancillary Agreements (including, but not limited to, the purchase of the Initial Shares, the distribution of the Rights in the Rights Offerings, and the issuance of the Rights Shares upon the exercise of the Rights). The execution, delivery and performance of this Agreement and the Ancillary Agreements will not cause to be applicable to the Company any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws.
     SECTION 4.23. Fairness Opinion. The Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), financial advisor to the Board of Directors, to the effect that, as of the date of such opinion, the aggregate Share Purchase Price to be received by the Company in exchange for the issuance and sale of the Initial Shares and the Warrant Shares is fair, from a financial point of view, to the Company.
     SECTION 4.24. Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to the Investor a true and complete copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the Transactions or any other transaction contemplated by this Agreement or any Ancillary Agreement.
     SECTION 4.25. Proxy Statement. The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that no representation or warranty is made by the Company with respect to any information regarding the Investor that is supplied by the Investor in writing specifically for inclusion in the Proxy Statement. The Proxy Statement, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, shall comply as to form in all material respects with the requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.
     SECTION 4.26. Independent Directors. The Board has determined that the persons tentatively identified by the Investor to be its Investor Director Designees to the Board under the Stockholders’ Agreement qualify as Independent Directors in accordance with the Stockholders’ Agreement and has not changed such determination regarding such persons , absent the Board’s discovery of materially different facts regarding such persons.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTOR
          As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company that:
          SECTION 5.01. Organization. The Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of Bermuda.
          SECTION 5.02. Authority. The Investor has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Investor’s execution and delivery of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions have been duly and validly authorized by all necessary limited partnership action, and no other limited partnership proceedings on the part of the Investor are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement has been, and at each Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes, and at each Closing each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Investor enforceable against it in accordance with its terms.
          SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery by the Investor of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate its organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to it or by which any of its properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a material adverse effect on the Investor.
          (b) The execution and delivery by the Investor of this Agreement and the Ancillary Agreements do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act and the Blue Sky Laws, (B) the pre-merger notification requirements, if any, of the HSR Act, (C) the filing with the SEC of the Proxy Statement, and (D) any filings required under the rules and regulations of the Nasdaq Stock Market, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Transactions, (2) otherwise prevent or materially delay its performance of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) have a material adverse effect on the Investor.

          SECTION 5.04. Investment Purpose. The Investor is acquiring the Initial Shares for its own account solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution of the Shares, the Rights Shares or any interest therein.
          SECTION 5.05. Sophistication and Financial Condition of the Investor. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Initial Shares. The Investor has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Initial Shares and Rights Shares contemplated hereby.
          SECTION 5.06. Available Funds. The Investor has, or will have on or prior to each Closing, sufficient funds in its possession to permit it to acquire and pay for the Initial Shares, the First Rights Shares or the Second Rights Shares, as applicable, to be purchased by it and to perform its obligations under this Agreement, except for any obligations that, pursuant to the provisions of this Agreement are to be performed at a later date.
          SECTION 5.07. Proxy Statement. None of the information supplied by the Investor in writing specifically for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          SECTION 5.08. Ownership of Company Capital Stock. As of the date of this Agreement, the Investor and its affiliates, taken together, are the beneficial owners of 3,891,108 shares of Company Common Stock.
          SECTION 5.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Investor.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE CLOSING
          SECTION 6.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Initial Closing, except as set forth in Section 6.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, and except as provided below, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable efforts to preserve substantially intact the business organization of the

Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. Except as contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Initial Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Investor:
          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
          (b) (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other Equity Interests in or of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other Equity Interests, or any other ownership interest (including any phantom interest or other interest represented by contract), of the Company or any Subsidiary (except for the issuance of options to newly-hired employees in the ordinary course of business, the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Option Plans, warrants outstanding on the date hereof and the Warrants), or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Subsidiary, except (A) pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business, (B) for sales, transfers, leases, licenses, mortgages, pledges, dispositions or encumbrances in the ordinary course of business that, in the case of the Owned Real Property and Leased Real Property, are in an amount not to exceed $3,000,000 in the aggregate and (C)(1) the payment of any dividend or the making of any other distributions by any Subsidiary to the Company or another Subsidiary, (2) the payment by any Subsidiary of any indebtedness owed to the Company, (3) the making of any loans by, or advances from, any Subsidiary to the Company, or (4) the transfer by any Subsidiary of any of its property or assets to the Company;
          (c) declare, set aside, make or pay any dividend or other distribution (except by a wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary of the Company), payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;
          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business, (iii) (A) terminate, cancel or request or agree to any material change in any Company Material Contract other than in the ordinary course of business, or (B) enter into any material contract or agreement other than in the ordinary course of business except, in each case, for any contract that is terminable without penalty upon not more than 90 days notice, (iv) make or authorize any capital expenditure or purchases of fixed assets in excess of $500,000 in the aggregate other than as set forth on the capital expenditure plan attached in Section 6.01(e)(4) of the Disclosure Schedule, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);
          (f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.10 of the Disclosure Schedule, (i) increase the compensation payable to or to become payable to any of its current or former directors or officers of the Company or any Subsidiary, (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any current or former director or officer of the Company or any Subsidiary, or establish, adopt, enter into or amend any Plan, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement, or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan;
          (g) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $2,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business;
          (h) adopt, or propose to adopt, or maintain any shareholders’ rights plan, “poison pill” or other similar plan or agreement, unless the Investor is exempted from the provisions of such shareholders’ rights plan, “poison pill,” or other similar plan or agreement
          (i) modify, amend, terminate, or release or assign any material rights or claims with respect to any confidentiality or standstill agreement;
          (j) to the extent required or applicable, take any action to exempt or make not subject to (i) the restrictions of Section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than the Investor or any of its affiliates) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or
          (k) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
          SECTION 6.02. Further Issuances of Company Common Stock; Alternative Transactions. (a) Until the later of the completion of the Second Rights Offering as contemplated by Section 3.02, or the expiration of the 90-day period following the Second Rights Offering Trigger Date, during which the Investor may exercise its right to require the Company to conduct such offering, the prior written consent of the Investor shall be required for the issuance by the

Company of any shares of Company Common Stock for a per share price of less than $4.50 (as adjusted for any stock splits, reverse splits, stock dividends, combinations or similar transactions occurring after the date hereof and prior to the Second Rights Offering); provided, that the provisions of this Section 6.02 shall not apply to the issuance of Company Common Stock (i) pursuant to employee or director stock option, incentive compensation or similar plans approved by the Board or a duly authorized committee thereof or such committee or (ii) to persons involved in the pharmaceutical industry in connection with simultaneous strategic transactions involving such persons in the ordinary course.
          (b) The Company agrees that, until the earlier of the Initial Closing or the termination of this Agreement, neither it nor any Subsidiary nor any of their respective directors, officers, employees, agents or representatives, including any financial advisor, attorney or other advisor (“Representatives”) shall, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any other action designed to result in or facilitate any significant investment in the Company by another person, any significant acquisition of shares of Company Common Stock or any merger, reorganization, liquidation or other transaction that would be inconsistent with the Transactions (an “Alternative Transaction”), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Alternative Transaction, (iii) approve, recommend or endorse, or enter into any agreement relating to, any Alternative Transaction or (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than the Investor.
     The Company and its Subsidiaries and their respective Representatives shall immediately cease any discussions or negotiations with any person regarding any Alternative Transaction. Notwithstanding anything to the contrary in this Section 6.02(b), at any time prior to obtaining the Stockholder Approval, the Company may, in response to an unsolicited bona fide written Alternative Transaction received after the date hereof, which did not arise in connection with a breach of this Section 6.02(b) and which the Board determines in good faith, after consultation with its outside counsel and financial advisors and after taking into account any amendment to this Agreement or any other transaction proposed by the Investor, failure to take such action would result in a breach of the Board’s fiduciary duties under applicable Law, furnish non-public information with respect to the Company and its Subsidiaries to the person making such Alternative Transaction pursuant to a customary confidentiality agreement in compliance with this Section 6.02(b) and participate in discussions or negotiations with such person and its Representatives regarding such Alternative Transaction; provided, however, that the Company shall simultaneously provide to the Investor any non-public information that is provided to the person making such Alternative Transaction or its Representatives which was not previously provided to the Investor. The Company shall promptly (and in any event within 24 hours) advise the Investor orally and in writing of (i) any inquiries, proposals or offers relating to, or that would reasonably be expected to lead to, any Alternative Transaction, (ii) any request for information relating to the Company or its Subsidiaries relating to any possible Alternative Transaction, including in each case the identity of the person making any such Alternative Transaction or indication or inquiry or offer or request and the material terms and conditions of any such Alternative Transaction or indication or inquiry or offer. The Company shall keep the Investor informed on a current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Transaction or indication or inquiry or offer or any material developments relating thereto (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person which prohibits the Company from providing such information to the Investor).
          SECTION 6.03. No Contrary Agreements or Actions. The Company shall not, and shall cause its Subsidiaries not to, enter into any letter of intent, agreement in principle, acquisition agreement, contract or other similar agreement concerning any transaction that is materially inconsistent with, or would limit, prohibit or materially delay, the Transactions.
ARTICLE VII
ADDITIONAL AGREEMENTS
          SECTION 7.01. Stockholders’ Meeting. (a) The Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the date of this Agreement for the purpose of considering, taking action on, and voting on the approval of the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company (such meeting, including any adjournment or postponement thereof, the “Stockholders’ Meeting”), (ii) submit the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company, to a vote of the Company’s stockholders, and (iii) subject to Section 7.01(b), (A) include in the Proxy Statement the recommendation of the Board (the “Board Recommendation”) that the stockholders of the Company approve the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company (such approval by the Company’s stockholders, the “Stockholder Approval”) and (B) use all reasonable efforts to obtain the Stockholder Approval, including postponing or adjourning the Stockholders’ Meeting to obtain a quorum or to solicit additional proxies or calling, giving notice of, convening and holding additional Stockholders’ Meetings. At the Stockholders’ Meeting, no matters shall be noticed or submitted to the stockholders other than the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company or a proposal to adjourn or postpone the meeting, for purposes of soliciting additional proxies in favor of the approval of the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company. The Company shall call, give notice of, convene and hold the Stockholders’ Meeting and submit the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company.
          (b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Stockholder Approval, the Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board nor reasonably foreseeable as of or prior to the date hereof (such material development or change in circumstances, an “Intervening Event”), withdraw or modify the Board Recommendation in a manner adverse to the Investor (a “Recommendation Change”), if the Board has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Intervening Event, the failure of the Board to effect such a Recommendation Change would result in a breach of the Board’s fiduciary duties under applicable Law; provided, that the Company shall not be entitled to exercise its right to make a Recommendation Change pursuant to this sentence unless the Company has (a) provided to the Investor at least three business days’ prior written notice advising the Investor that the Board intends to take such action and specifying the reasons therefor in reasonable detail and (b) during such three business day period, if requested by the Investor, engaged in good faith negotiations with the Investor to amend this Agreement in a manner, or enter into any other transaction with the Investor, that obviates the need for a Recommendation Change as a result of the Intervening Event.
          (c) Any Recommendation Change shall not change the approval of this Agreement or the Ancillary Agreements or any other approval of the Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the Transactions. Unless this agreement is terminated pursuant to, an in accordance with Section 9.01(d), (i) the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by a Recommendation Change, and (ii) in any case in which the Board makes a Recommendation Change pursuant to this Section 7.01, the Company shall nevertheless submit the Charter Amendment, the issuance of the Initial Shares and the Rights Offerings to a vote of its stockholders at the Stockholders’ Meeting.
          SECTION 7.02. Proxy Statement; Other SEC Filings. As promptly as practicable after the date of this Agreement, the Company shall file (after receiving the Investor’s consent thereto, not to be unreasonably withheld or delayed) a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. In addition, the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. The Investor and the Company shall cooperate with each other in the preparation of the Proxy Statement and any Other Filings, and the Company shall promptly notify the Investor of the receipt of any comments of the SEC with respect to the Proxy Statement or any Other Filings and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Investor copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give the Investor and its counsel the opportunity to review the Proxy Statement and any Other Filings for a reasonable time prior to their being filed with the SEC and shall give the Investor and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments for a reasonable time prior to their being filed with, or sent to, the SEC. The Company shall in good faith consider the Investor’s comments on any such documents. Each of the Company and the Investor agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and the Company agrees to use its reasonable best efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

     Without limiting the generality of the foregoing, each of the Company and the Investor will furnish to the other party such other information relating to it and its affiliates and the transactions contemplated hereby and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. The Company, as to itself and its Subsidiaries, and the Investor, as to itself and each of its subsidiaries, agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Stockholders’ Meeting, contain (i) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. If at any time prior to the Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and, to the extent required by law, rule or regulation, the Company shall mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without the Investor’s prior consent, not to be unreasonably withheld or delayed.
          SECTION 7.03. Access to Information; Confidentiality. (a) From the date hereof to the Initial Closing and in compliance with applicable Laws, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees, accountants, counsel, investment bankers and other agents of the Investor reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish the Investor with such financial, operating and other data and information as the Investor, through its officers, employees or agents, may reasonably request.
          (b) All information obtained by the Investor pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of March 6, 2007 (the “Confidentiality Agreement”), between The Invus Group, L.L.C. and the Company.
          (c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
          SECTION 7.04. Amendment to Certificate of Incorporation. After obtaining the Stockholder Approval, the Company shall file the Certificate of Amendment with the Secretary of State of the State of Delaware and shall take all such further action as is necessary to cause the Certificate of Amendment to become effective in accordance with the DGCL.

          SECTION 7.05. Additional Listing Application. Prior to the Initial Closing, the Company shall file a notification form for the listing of additional shares in connection with the Transactions and shall take such further action as is necessary to cause the shares of Company Common Stock issuable pursuant to this Agreement and upon the exercise of the Rights and Warrants to be listed on the Nasdaq Stock Market.
          SECTION 7.06. Further Action; Reasonable Best Efforts; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Investor or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated herein and therein, including the Transactions, and (iii) make promptly its respective filings, and thereafter make any other submissions, required under (x) the Exchange Act, and any other applicable federal or state securities Laws, and (y) the HSR Act (in respect of which the parties will file a Notification and Report Form as soon as practicable but in no event later than ten (10) days after the date of this Agreement) and (z) any other applicable Law; provided, however, that the Investor and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.
          (b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.06(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.
          (c) The Company, the Subsidiaries and the Investor shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions contemplated in this Agreement and each Ancillary Agreement or (ii) required to be disclosed in the Disclosure Schedule. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 7.06(c), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company, the Subsidiaries and the Investor, and their respective businesses resulting, or which would reasonably be expected to result after the Initial Closing, from the failure to obtain such consent.

          (d) From the date of this Agreement until the Initial Closing, the Company shall promptly notify the Investor in writing of any pending or, to the knowledge of the Company, threatened Action by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions, which in either case would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect prior to or after the Initial Closing.
          SECTION 7.07. Public Announcements. The parties shall mutually agree on the form of press release to be issued in connection with the execution of this Agreement. The Investor and the Company agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by Law or the rules or regulations of the Nasdaq Stock Market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on and approve such release or announcement in advance of such issuance.
          SECTION 7.08. Certain Notices. From and after the date of this Agreement until the Initial Closing, each party shall promptly notify the other party of (i) the occurrence of any material adverse effect with respect to it, (ii) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of such party to effect the Transactions not to be satisfied or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of such party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
ARTICLE VIII
CONDITIONS
          SECTION 8.01. Conditions to the Obligations of Each Party. Except as specifically provided in this Section 8.01, the obligations of each party to effect the transactions contemplated to occur at each Closing shall be subject to the satisfaction or waiver, at or prior to each Closing, of the following conditions:
          (a) Stockholder Approval. Solely in connection with the Initial Closing, the Charter Amendment, the issuance of the Initial Shares, the Rights Offerings and any other matters relating to the Transactions, which require the approval of the stockholders of the Company, shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation of the Company and Rule 4350(i)(D) of the Nasdaq Stock Market;

          (b) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;
          (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Transactions subject to each Closing shall have expired or been terminated; and
          (d) Court Proceedings. No Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (i) prevent consummation of any of the Transactions contemplated by this Agreement or any Ancillary Agreement, (ii) cause any of the Transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof, or (iii) materially adversely affect the rights and powers of the Investor and its affiliates to own the Initial Shares, the Rights or the Rights Shares, and exercise all of its rights as a stockholder of the Company and as a party to the Ancillary Agreements (provided, that this clause (iii) may be waived by the Investor in its sole discretion), and in each case, no such injunction, judgment, order, decree, ruling or charge shall be in effect; provided, however, that, in each case, any such threatened Action would reasonably be expected to be adversely determined against the Company, the Investor or their respective affiliates.
          SECTION 8.02. Conditions to the Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated to occur at each Closing are subject to the satisfaction or waiver of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof (in the case of the Initial Investment) and as of the applicable Rights Offering Trigger Date (in the case of each Rights Offering) and as of each Closing as though made on and as of such Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date);
          (b) Agreements and Covenants. Each of the Company and each Subsidiary shall have performed in all material respects all obligations, and complied in all material respects with its agreements and covenants to be performed or complied with by it under this Agreement and the Ancillary Agreements on or prior to each Closing;
          (c) Officer Certificate. The Company shall have delivered to the Investor a certificate, dated as of the applicable Closing Date, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), (b) and (f);
          (d) Ancillary Agreements. Solely in connection with the Initial Closing, each of the Ancillary Agreements shall have been duly executed and delivered by the Company;

          (e) Board of Directors. Solely in connection with the Initial Closing, the Board shall have duly adopted resolutions increasing the number of board members comprising the entire Board to 11 and shall have taken such action as is necessary to cause three persons designated by the Investor for election or appointment to the Board (the “Investor Director Designees”) to be so elected or appointed in accordance with the Stockholders’ Agreement.
          (f) Certificate of Amendment. Solely in connection with the Initial Closing, the Certificate of Amendment shall have been duly filed with the Secretary of State of the State of Delaware and shall have become effective.
          (g) Opinion of Counsel. A favorable opinion of counsel to the Company reasonably satisfactory to the Investor, dated as of the applicable Closing Date and covering the matters attached hereto as Exhibit E, shall have been delivered to the Investor.
          (h) Certified Resolutions. Solely in connection with the Initial Closing, certified copies of resolutions duly adopted by the Board and stockholders of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Transactions shall have been delivered to the Investor;
          (i) Incumbency Certificate. Solely in connection with the Initial Closing, a certificate of the Secretary of the Company, as to the incumbency of the officer(s) (who shall not be such Secretary) executing this Agreement, the Ancillary Agreements and the other instruments, documents, certificates and agreements contemplated hereby or thereby shall have been delivered to the Investor;
          (j) Good Standing. A certificate of good standing of the Company and each Subsidiary, certified by the Secretary of State or Clerk of the State Corporation Commission of each state or commonwealth in which the Company or each Subsidiary, as applicable, is incorporated or organized or qualified to do business, in each case as of a date not more than two business days prior to the applicable Closing Date; and
          (k) Consents and Approvals. Solely in connection with the Initial Closing, all consents, approvals and authorizations of any person with respect to the Transactions set forth on Section 8.02(k) of the Disclosure Schedule shall have been obtained and a copy thereof shall have been delivered to the Investor.
          SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated to occur at each Closing are subject to the satisfaction or waiver of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties of the Investor contained in this Agreement and each Ancillary Agreement that are qualified by materiality or material adverse effect shall be true and correct as of the date hereof (in the case of the Initial Investment) and as of the applicable Rights Offering Trigger Date (in the case of each Rights Offering) and as of each Closing as though made on and as of such Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date);
          (b) Agreements and Covenants. The Investor shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to each Closing;
          (c) Officer Certificate. The Investor shall have delivered to the Company a certificate, dated as of the applicable Closing Date, signed by the President or any Vice President of the Investor, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b); and
          (d) Ancillary Agreements. Solely in connection with the Initial Closing, each of the Ancillary Agreements shall have been duly executed and delivered by the Investor.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.01. Termination. This Agreement may be terminated any time prior to the Initial Closing, whether or not the Stockholder Approval has been obtained (the date of any such termination, the “Termination Date”):
          (a) By mutual written consent of the Investor and the Company; or
          (b) By either the Investor or the Company if (i) the Initial Closing shall not have occurred on or before November 15, 2007; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on or before such date or (ii) any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or ruling which is then in effect and is final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or
          (c) By the Investor or the Company, if the Stockholder Approval is not obtained upon a vote taken thereon at the Stockholders’ Meeting duly convened therefor;
          (d) By the Investor, if prior to obtaining the Stockholder Approval, a Recommendation Change shall have occurred;
          (e) By the Investor, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect is not cured within 20 days after the Company receives written notice thereof from the Investor;

          (f) By the Investor, if (i) the Company shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach is not cured within 20 days after the Company receives written notice thereof from the Investor, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied; or
          (g) By the Company, if (i) the Investor shall have breached any representation, covenant or agreement set forth in this Agreement, (ii) such breach is not cured within 20 days after the Investor receives written notice thereof from the Company, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied.
          SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto, except (i) with respect to Article IX and Article X, which shall survive any such termination and remain in full force and effect, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.
          SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, or equivalent governing body, at any time prior to the Initial Closing; provided, however, that, after the Stockholder Approval is obtained, no amendment may become effective that would by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          SECTION 9.04. Waiver. At any time prior to each Closing, any party hereto may (i) extend the time for the performance of any obligation or other act of the other party hereto applicable to such Closing, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement, and (iii) waive compliance with any agreement of the other party or condition to such party’s obligations contained herein applicable to such closing. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01. Survival of Representations and Warranties; Indemnification. (a) All representations and warranties contained in this Agreement shall be deemed made at each Closing as if made at such time and shall survive each Closing for 12 months, except that (i) with respect to claims notified to the Company before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally liquidated or otherwise resolved, (ii) Sections 4.10 and 4.14 shall survive until 30 days after the expiration of the applicable statute of limitations, and (iii) Sections 4.01, 4.02, 4.03, 4.04 and 4.21 shall survive indefinitely. A claim shall be made or commenced hereunder by the Indemnified Party delivering to the Company a written notice specifying in reasonable detail the nature of the claim, the amount claimed (if known or reasonably estimable), and the factual basis for the claim. The indemnity contained in Section 10.01(b) shall not be construed to limit or restrict the right of the Investor to seek damages or any other remedy available at law or equity for any breach by the Company of any of its representations, warranties, covenants or agreements under this Agreement.
          (b) The Company agrees to indemnify and hold harmless the Investor, its partners, affiliates, officers, directors, employees and duly authorized agents and its affiliates and each other person controlling the Investor or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and any partner of the Investor from and against all losses, claims, damages, costs, expenses (including reasonable counsel fees and disbursements) or liabilities, which are related to or arise out of any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or any Rights Offering Registration Statement (including any prospectus related thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Investor that is supplied by the Investor in writing specifically for inclusion in such Proxy Statement or Rights Offering Registration Statement (including any prospectus related thereto).
          (c) The Investor agrees to indemnify and hold harmless the Company, its Subsidiaries and each of their respective officers, directors, employees, duly authorized agents and affiliates from and against all losses, claims, damages, costs, expenses (including reasonable counsel fees and disbursements) or liabilities, which are related to or arise out of any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or any Rights Offering Registration Statement (including any prospectus related thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission, or alleged untrue statement or omission, based upon information relating to the Investor that is supplied by the Investor in writing specifically for inclusion in such Proxy Statement or Rights Offering Registration Statement (including any prospectus related thereto).
          (d) A party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claims asserted against the Indemnified Party by a third party (“Third Party Claim”) that would give rise to a right of indemnification under this Agreement shall promptly (i) notify the party required to indemnify the Indemnified Party (the “Indemnifying Party”) of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party demonstrates actual and material prejudice as a result of such failure. The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim provided that the Indemnifying Party has acknowledged in writing its obligation to fully indemnify the Indemnified Party with respect to such Third Party Claim pursuant to this Section 10.01.
          (e) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted reasonably diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.01(e), provided, however, that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter (i) (A) which does not contain a complete release of all Indemnified Parties, (B) contains a finding of responsibility or liability on the part of any Indemnified Party or the violation of any applicable legal requirement, (C) provides any material sanction or material restriction upon the conduct of any business by any Indemnified Party, or (D) provides for any relief other than monetary damages which are paid in full by the Indemnifying Party , or (ii) without the prior written consent of the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.01, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, that if in the opinion of counsel of the Indemnified Party there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.
          (f) If the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.01(e), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.01(e) but fails to reasonably diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously defended by the Indemnified Party to a final conclusion or settled (with the reasonable costs and expenses of such defense borne by the Indemnifying Party). The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.01(f), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (g) The parties agree to treat all indemnification payments made under this Section 10.01 or otherwise under this Agreement as an adjustment to the Share Purchase Price or as capital contributions for Tax purposes.
          SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to the Investor:
Invus, L.P.
c/o The Invus Group, L.L.C.
750 Lexington Avenue (30th Floor)
New York, New York 10022
Attention: Mr. Ray Debbane
                 Mr. Christopher Sobecki
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502
Attention: Mr. Robert Spatt
                 Mr. Peter Malloy
if to the Company:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
Attn: Executive Vice President and Chief Executive Officer
Fax: (281) 863-8095
with copies to each of:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381

Attn: Executive Vice President and General Counsel
Fax: (281) 863-8010
and
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
Attn: President and Chief Financial Officer
Fax: (281) 863-8095
and
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, TX 77002-6760
Attn: Mr. David Palmer Oelman
Fax: (713) 615-5861
          SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          SECTION 10.04. Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted to withheld in the sole discretion of any party) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Investor may assign its right, title and interest under this Agreement to one or more subsidiaries, or to any corporation, partnership or limited liability company that is an affiliate of the Investor; provided, further, that no such assignment shall relieve the Investor of any of its obligations hereunder.
          SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 10.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          SECTION 10.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court, in each case sitting in the Borough of Manhattan. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York state or federal court, in each case sitting in the Borough of Manhattan, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions contemplated hereby may not be enforced in or by any of the above-named courts.
          SECTION 10.08. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.
          SECTION 10.09. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Investor’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
          SECTION 10.10. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          SECTION 10.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[signature page follows]

          IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

LEXICON PHARMACEUTICALS, INC., a Delaware limited liability company

By	/s/ Arthur T. Sands

Name:	Arthur T. Sands, M.D., Ph.D.
Title:	President and Chief Executive Officer

INVESTOR:

INVUS, L.P., a Bermuda limited partnership

By	/s/ Raymond Debbane

Name:	Raymond Debbane
Title:	President of Invus Advisors, LLC, its General Partner
[Signature Page to Stock Purchase Agreement]

EXHIBIT D
SECOND CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
LEXICON PHARMACEUTICALS, INC.
     LEXICON PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Section 242 of the DGCL:

FIRST:	That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation, as amended, declaring such amendment to be advisable and calling a meeting of the Corporation’s stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED that, subject to the approval of the stockholders of the Corporation, the Corporation’s restated certificate of incorporation, as amended, be further amended by changing Section 4.01(a) of Article IV thereof so that, as amended, such Section shall be and read as follows:
“(a) The total number of shares of stock that the Corporation shall have the authority to issue is 255,000,000 shares of capital stock, consisting of (i) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).”

SECOND:	That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by applicable law were voted in favor of such amendment.

THIRD:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by Jeffrey L. Wade, its Executive Vice President and General Counsel, this ___ day of                     , 2007.

LEXICON PHARMACEUTICALS, INC.

By:

Jeffrey L. Wade Executive Vice President and General Counsel

EXHIBIT E
MATTERS TO BE COVERED IN OPINION OF
COUNSEL TO THE COMPANY
TO BE DELIVERED TO INVESTORS
          1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into the Securities Purchase Agreement and the Ancillary Agreements and to perform its obligations thereunder.
          2. The execution, delivery and performance of the Securities Purchase Agreement and each Ancillary Agreement have been duly authorized by all necessary corporate action of the Company, each such agreement has been duly executed and delivered by the Company.
          3. The [Initial Shares and the Warrant Shares][Rights and the Rights Shares] have been duly authorized by all necessary corporate action of the Company and the [Initial Shares and the Warrant Shares][Rights and the Rights Shares] have been, or upon issuance, delivery and payment therefor in accordance with the provisions of the Securities Purchase Agreement will be, validly issued, fully paid and non-assessable and not subject to preemptive rights arising under the Certificate of Incorporation, the By-Laws or the DGCL.
          4. Assuming the truthfulness of the representations of the Investor and the Company set forth in the Securities Purchase Agreement, the Warrant Shares and the Initial Shares, upon issuance, delivery and payment therefor in accordance with the provisions of the Securities Purchase Agreement, will be issued in a transaction exempt from the registration requirements of the Securities Act.
          5. The execution and delivery of the Securities Purchase Agreement and each of the Ancillary Agreements do not, and the performance by the Company of its obligations thereunder, including the issuance of the Warrant Shares, the Initial Shares and the Rights Shares, will not:
               (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company [or any statute, rule or regulation that is specifically applicable to the Company solely by virtue of the nature of its business, and/or its specific assets or property]2 or any order, writ, judgment or decree known to us to which the Company is subject; or
               (ii) require any consent or approval under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give to others a right to require any payment to be made under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond,

[2]	Bracketed opinion language to be given by internal counsel

mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

          6. No vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is required under the DGCL or the rules of Nasdaq with respect to the approval of the Charter Amendment, the issuance of the Warrant Shares, the Initial Shares, the Rights and Rights Shares and any other matters relating to the Transactions, except for (i) approval of the Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) approval of the issuance of the Initial Shares and the Rights Shares by the affirmative vote of the holders of a majority of the votes cast at the Stockholders’ Meeting at which a quorum is present.
          7. The Charter Amendment has become effective in accordance with the provisions of the DGCL.
          8. Each of the [First][Second] Rights Offering Registration Statement, as of the date it first became effective under the Securities Act, and the prospectus related thereto as of                      ___, 200_, in each case other than financial statements and other financial data and schedules which are or should be contained therein, as to which we express no opinion, appeared on its face, to comply as to form, in all material respects, to the requirements of the Securities Act.
          [Opinion to include other opinions in connection with the First Rights Offering Closing or the Second Rights Offering Closing covering matters customary for registered offerings of securities, in form and substance reasonably satisfactory to the Investor.]